EXHIBIT 23.3


          Consent of Independent Registered Public Accounting Firm
          --------------------------------------------------------



The Board of Directors
TD Banknorth Inc.:


We consent to the incorporation by reference in the registration statement on Form S-8 of TD Banknorth Inc. of our report dated June 16, 2004, with respect to the statements of net assets available for benefits of the Banknorth Group, Inc. 401(k) Plan as of December 31, 2003 and 2002, the related statements of changes in net assets available for benefits for the years then ended, and the supplemental Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2003, which report appears in the December 31, 2003 Form 11-K of Banknorth Group, Inc. 401(k) Plan.


/s/ KPMG LLP
Boston, Massachusetts
March 15, 2005